Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend	January 26, 2018

Derby, Vermont	For immediate release

For more information, contact: Kathy Austin, President and CEO at (802) 334-7915

Community Bancorp. has reported earnings for the fourth quarter ended December 31, 2017, of $1,524,619 or $0.29 per share compared to $1,503,685 or $0.29 per share for the fourth quarter of 2016. The Company’s earnings of $6,231,298 or $1.21 per share for the full year compares to $5,484,278 or $1.07 per share in 2016. Earnings for both periods were impacted by a one-time charge to earnings of $410,304 for the revaluation of the Company’s deferred tax assets as a result of the Tax Cuts and Jobs Act being signed into law on December 22, 2017.

Total assets for the Company at year-end 2017 were $667,045,595 compared to $637,653,665 at year-end 2016, an increase of 4.61%. The increase in assets was due to an increase in loans of $15.6 million and an increase in overnight deposits of $13.3 million, with the increase in loans continuing to be attributable to growth in commercial loans. On December 31, 2017 loans totaled $502,864,651 compared to $487,249,226 on December 31, 2016, an increase of 3.20%. Funding for the increase in earning assets was from an increase in deposits of $55.9 million. Capital grew to $57,935,854 with a book value of $10.84 per share on December 31, 2017 compared to $54,451,517 with a book value of $10.27 per share on December 31, 2016.

In commenting on the Company’s earnings, Chief Executive Officer Kathy Austin said “We are pleased with our 2017 results. Kudos to our team for achieving loan growth, particularly in the commercial loan portfolio, of 3.21% over 2016, as well as growth in our deposits of over 11%. This growth in deposits helps to fund our loan growth while decreasing our reliance on wholesale funding and brokered deposits. We have continued to carefully manage our expenses, evidenced by an increase in non-interest expenses year over year of only 0.12%. I am pleased to report a Return on Average Assets of 0.96% compared to 0.91% for 2016. These results are attributable to our employees’ good work and their commitment to the bank, the company and their customers.

As previously announced, the Company has declared a quarterly cash dividend of $0.17 per share payable February 1, 2018 to shareholders of record as of January 15, 2018.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs. Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.